UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 3, 2008

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On September 3, 2008,  Southwestern Energy Company (the “Company”) announced that Richard F. Lane resigned his positions as Executive Vice President of the Company and as President of the Company’s subsidiaries, SEECO, Inc. and Southwestern Energy Production Company as well as all other offices and positions with the Company, its subsidiaries, affiliates, joint ventures, partnerships or any other business enterprises, and from any office or position with any trade group or other industry organization which he holds on behalf of the Company or its subsidiaries or affiliates, effective September 3, 2008 (the “Resignation Date”).   The press release is attached hereto as Exhibit 99.1.

(e)  The Company and Mr. Lane entered into a Separation Agreement (the “Separation Agreement”) in connection with the above-described resignations.  Under the Separation Agreement, which became effective on the Resignation Date, the Company accelerated the vesting of 18,470 shares of restricted stock and 44,999 stock options previously awarded to Mr. Lane which would have otherwise vested in December 2008, and the exercisability of all of Mr. Lane’s vested options have been extended for a period of two (2) years following the Resignation Date.  With respect to the portions of the performance units granted to him under the Company’s 2002 Performance Unit Plan (the “Performance Unit Plan”) on December 8, 2005, December 11, 2006 and December 13, 2007 (respectively, the “2005 Grant”, the “2006 Grant” and the “2007 Grant”) that were not vested as of the Resignation Date but would have vested on or before December 31, 2008 (each an “Accelerated PUP”), the Company shall pay Mr. Lane for such Accelerated PUPs in accordance with the overall level of achievement under the original grants or upon a Change of Control (as defined in the Performance Unit Plan) at the time that payment is due and required to be made under the Performance Unit Plan.  Mr. Lane will also remain eligible for his cash incentive bonus payable for fiscal 2008 under the Company’s Incentive Compensation Plan, based upon his full 2008 salary (i.e., not prorated) and the achievement by the Company of the previously established performance objectives, with the discretionary component of his bonus to be at the level of achievement of the performance objectives.  In exchange for the benefits offered in the Separation Agreement, Mr. Lane provided to the Company general releases with respect to claims arising out of his employment or separation from employment.  The Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein as if set forth in full. The descriptions of the material terms of the Separation Agreement set forth above are qualified in their entirety by reference to such exhibit.

Effective as of the Resignation Date, the Company and Mr. Lane also entered into a Consulting Agreement (the “Consulting Agreement”) pursuant to which Mr. Lane agreed to provide consulting services to the Company on a non-exclusive basis until December 31, 2009, unless earlier terminated by either party.  In consideration for Mr. Lane’s consulting services, the Company will pay Mr. Lane the sum of Twenty-Six thousand Seven Hundred Seventy-Five Dollars ($26,775.00) per month during the term of the Consulting Agreement.  In the event the Company terminates the Consulting Agreement without cause, Mr. Lane shall be entitled to receive the monthly payments through the remaining term.  As part of the consulting services to be provided by Mr. Lane, Mr. Lane will identify for the Company potentially productive, geologic prospects within the United States that are available for leasing or other acquisition and which are not in geographic areas where the Company already has operations or that have not already been identified by the Company (collectively, “Prospects”) and the Company will have the right, but not the obligation to acquire up to an undivided seventy-five percent (75%) interest in and to any and all Prospects acquired by Mr. Lane or any other person, firm, corporation, partnership, association, agency, or other business entity controlled (through ownership of at least 50% of the voting securities) by him during the period from the Resignation Date through December 31, 2009 (the “75% Right”).  The 75% Right will survive any early termination of the Consulting Agreement.  In addition, under the Consulting Agreement, Mr. Lane is subject to non-disclosure, non-solicitation, non-competition and non-disparagement provisions.  The Consulting Agreement is attached hereto as Exhibit 10.2 and is incorporated by reference herein as if set forth in full.  The descriptions of the material terms of the Consulting Agreement set forth above are qualified in their entirety by reference to such exhibit.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following are filed as exhibits to this report:

Exhibit Number	Description

10.1
Separation Agreement between Richard F. Lane and Southwestern Energy Company, effective as of September 3, 2008.

10.2	Consulting Agreement between Richard F. Lane and Southwestern Energy Company, effective as of September 3, 2008.
99.1	Press release, dated September 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: September 3, 2008	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1
Separation Agreement between Richard F. Lane and Southwestern Energy Company, effective as of September 3, 2008.

10.2	Consulting Agreement between Richard F. Lane and Southwestern Energy Company, effective as of September 3, 2008.
99.1	Press release, dated September 3, 2008.